EXHIBIT 99

MBIA INSURANCE CORPORATION

AND SUBSIDIARIES

CONSOLIDATED FINANCIAL STATEMENTS

As of December 31, 2003 and 2002

and for the years ended

December 31, 2003, 2002 and 2001

REPORT OF INDEPENDENT AUDITORS

To the Board of Directors and Shareholder of

MBIA Insurance Corporation:

In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of income, changes in shareholder’s equity and cash flows present fairly, in all material respects, the financial position of MBIA Insurance Corporation and subsidiaries at December 31, 2003 and 2002, and the results of their operations and their cash flows for each of the years then ended in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company’s management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

As discussed in Note 4 to the consolidated financial statements, the Company changed its method of accounting for certain variable interest entities, effective January 31, 2003 for new entities and effective December 31, 2003 for previously existing entities. As discussed in Note 2 to the consolidated financial statements, effective January 1, 2002, the Company changed its method of accounting for goodwill and for stock options compensation. In addition, as discussed in Note 2 to the consolidated financial statements, effective January 1, 2001, the Company changed its method of accounting for derivative instruments.

/s/    PricewaterhouseCoopers LLP

New York, NY

February 13, 2004

MBIA INSURANCE CORPORATION AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(in thousands except per share amounts)

	December 31, 2003	December 31, 2002
Assets
Investments:
Fixed-maturity securities held as available-for-sale at fair value (amortized cost $7,615,494 and $6,945,059)	$8,136,740	$7,446,035
Fixed-maturity securities pledged as collateral at fair value (amortized cost $365,205 and $485,124)	376,211	512,961
Short-term investments, at amortized cost (which approximates fair value)	906,883	628,033
Investments held-to-maturity, at amortized cost	1,505,906	—
Other investments	252,098	151,967

Total investments	11,177,838	8,738,996
Cash and cash equivalents	57,322	17,538
Securities purchased under agreements to resell	383,398	492,280
Accrued investment income	128,803	116,354
Deferred acquisition costs	319,728	302,222
Prepaid reinsurance premiums	535,728	521,641
Reinsurance recoverable on unpaid losses	61,085	43,828
Goodwill	76,938	76,938
Property and equipment, at cost (less accumulated depreciation of $72,996 and $63,926)	106,408	109,817
Receivable for investments sold	2,099	39,464
Derivative assets	55,806	96,733
Variable interest entity assets	600,322	—
Other assets	53,165	32,185

Total assets	$13,558,640	$10,587,996

Liabilities and Shareholder’s Equity
Liabilities:
Deferred premium revenue	$3,079,851	$2,755,046
Loss and loss adjustment expense reserves	559,510	573,275
Securities sold under agreements to repurchase	383,398	492,280
Medium-term note obligations	1,503,324	—
Short-term debt	57,337	—
Deferred income taxes, net	468,036	384,132
Deferred fee revenue	16,869	19,739
Payable for investments purchased	—	56,971
Derivative liabilities	49,549	190,881
Variable interest entity liabilities	600,322	—
Other liabilities	238,264	207,047

Total liabilities	6,956,460	4,679,371
Shareholder’s Equity:
Preferred stock, par value $1,000 per share; authorized shares - 4,000.08, issued and outstanding - none	—	—
Common stock, par value $150 per share; authorized, issued and outstanding - 100,000 shares	15,000	15,000
Additional paid-in capital	1,636,422	1,610,574
Retained earnings	4,512,765	3,943,341
Accumulated other comprehensive income, net of deferred income tax of $232,445 and $185,706	437,993	339,710

Total shareholder’s equity	6,602,180	5,908,625

Total liabilities and shareholder’s equity	$13,558,640	$10,587,996

The accompanying notes are an integral part of the consolidated financial statements.

MBIA INSURANCE CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

(in thousands)

	Years ended December 31
	2003	2002	2001
Revenues:
Gross premiums written	$1,280,028	$951,931	$865,226
Ceded premiums	(239,432)	(198,526)	(235,362)

Net premiums written	1,040,596	753,405	629,864
Increase in deferred premium revenue	(300,074)	(164,896)	(105,994)

Premiums earned (net of ceded premiums of $236,340, $189,332 and $169,034)	740,522	588,509	523,870
Net investment income	421,226	431,090	412,756
Net realized gains	50,746	17,362	11,142
Net gains (losses) on derivative instruments	100,404	(74,664)	(2,435)
Advisory fees	65,580	46,577	35,468
Other	330	549	12,151

Total revenues	1,378,808	1,009,423	992,952

Expenses:
Losses and loss adjustment	72,888	61,688	56,651
Amortization of deferred acquisition costs	57,907	47,669	42,433
Operating	119,527	86,045	78,574

Total expenses	250,322	195,402	177,658

Income before income taxes	1,128,486	814,021	815,294
Provision for income taxes	319,062	212,477	210,951

Income before cumulative effect of accounting change	809,424	601,544	604,343
Cumulative effect of accounting change	—	—	(11,082)

Net income	$809,424	$601,544	$593,261

The accompanying notes are an integral part of the consolidated financial statements.

MBIA INSURANCE CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDER’S EQUITY

For the years ended December 31, 2003, 2002, and 2001

(in thousands except per share amounts)

			Additional Paid-in Capital		Accumulated Other Comprehensive Income (Loss)	Total Shareholder’s Equity
	Common Stock			Retained Earnings
	Shares	Amount
Balance, January 1, 2001	100,000	$15,000	$1,540,071	$3,191,536	$60,999	$4,807,606

Comprehensive income:
Net income	—	—	—	593,261	—	593,261
Other comprehensive income:
Change in unrealized appreciation of investments net of change in deferred income taxes of $7,390	—	—	—	—	13,694	13,694
Change in foreign currency translation	—	—	—	—	(3,679)	(3,679)

Other comprehensive income						10,015

Comprehensive income						603,276

Dividends declared (per common share $2,124.00)	—	—	—	(212,400)	—	(212,400)
Tax reduction related to tax sharing agreement with MBIA Inc.	—	—	27,407	—	—	27,407

Balance, December 31, 2001	100,000	15,000	1,567,478	3,572,397	71,014	5,225,889

Comprehensive income:
Net income	—	—	—	601,544	—	601,544
Other comprehensive income:
Change in unrealized appreciation of investments net of change in deferred income taxes of $134,406	—	—	—	—	250,289	250,289
Change in foreign currency translation	—	—	—	—	18,407	18,407

Other comprehensive income						268,696

Comprehensive income						870,240

Dividends declared (per common share $2,306.00)	—	—	—	(230,600)	—	(230,600)
Tax reduction related to tax sharing agreement with MBIA Inc.	—	—	25,643	—	—	25,643
Stock-based compensation	—	—	20,227	—	—	20,227
Capital issuance costs	—	—	(2,774)	—	—	(2,774)

Balance, December 31, 2002	100,000	15,000	1,610,574	3,943,341	339,710	5,908,625

Comprehensive income:
Net income	—	—	—	809,424	—	809,424
Other comprehensive income:
Change in unrealized appreciation of investments net of change in deferred income taxes of $43,831	—	—	—	—	81,728	81,728
Change in foreign currency translation net of change in deferred income taxes of $2,908	—	—	—	—	16,555	16,555

Other comprehensive income						98,283

Comprehensive income						907,707

Dividends declared (per common share $2,400.00)	—	—	—	(240,000)	—	(240,000)
Stock-based compensation	—	—	29,858	—	—	29,858
Variable interest entity equity	—	—	46	—	—	46
Capital issuance costs	—	—	(4,056)	—	—	(4,056)

Balance, December 31, 2003	100,000	$15,000	$1,636,422	$4,512,765	$437,993	$6,602,180

	2003	2002	2001
Disclosure of reclassification amount:
Unrealized appreciation of investments arising during the period, net of taxes	$119,605	$256,284	$23,290
Reclassification adjustment, net of taxes	(37,877)	(5,995)	(9,596)

Net unrealized appreciation, net of taxes	$81,728	$250,289	$13,694

The accompany notes are an integral part of the consolidated financial statements.

MBIA INSURANCE CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

	Years ended December 31
	2003	2002	2001
Cash flows from operating activities:
Net income	$809,424	$601,544	$593,261
Adjustments to reconcile net income to net cash provided by operating activities:
Increase in accrued investment income	(12,449)	(6,090)	(3,442)
Increase in deferred acquisition costs	(17,506)	(24,523)	(3,344)
Increase in prepaid reinsurance premiums	(14,087)	(14,562)	(64,457)
Increase in deferred premium revenue	314,161	179,459	170,452
(Decrease) increase in loss and loss adjustment expense reserves	(13,765)	54,886	19,110
Increase in reinsurance recoverable on unpaid losses	(17,257)	(8,738)	(3,676)
Depreciation	9,070	10,307	10,540
Goodwill	—	—	4,658
Amortization of bond discount, net	(12,981)	(10,687)	(8,184)
Net realized gains on sale of investments	(50,746)	(17,362)	(11,142)
Deferred income tax provision (benefit)	36,248	259	(11,491)
Net (gains) losses on derivative instruments	(100,404)	74,664	2,435
Stock option compensation	22,403	20,227	—
Cumulative effect of accounting change, net	—	—	11,082
Other, net	88,177	36,269	145,083

Total adjustments to net income	230,864	294,109	257,624

Net cash provided by operating activities	1,040,288	895,653	850,885

Cash flows from investing activities:
Purchase of fixed-maturity securities, net of payable for investments purchased	(4,993,225)	(2,788,599)	(3,621,172)
Sale of fixed-maturity securities, net of receivable for investments sold	2,703,029	2,006,228	2,602,967
Redemption of fixed-maturity securities, net of receivable for investments redeemed	1,597,511	529,065	431,275
Purchase of short-term investments, net	(97,670)	(328,651)	(14,423)
Purchase of other investments, net	(16,863)	(82,024)	(18,742)
Purchase of investments held-to-maturity	(1,505,906)	—	—
Capital expenditures	(8,890)	(8,144)	(7,736)
Disposals of capital assets	849	206	1,209

Net cash used by investing activities	(2,321,165)	(671,919)	(626,622)

Cash flows from financing activities:
Net proceeds from issuance of short-term debt	57,337	—	—
Net proceeds from issuance of medium-term note obligations	1,503,324	—	—
Dividends paid	(240,000)	(230,600)	(212,400)

Net cash provided (used) by financing activities	1,320,661	(230,600)	(212,400)

Net increase (decrease) in cash and cash equivalents	39,784	(6,866)	11,863
Cash and cash equivalents - beginning of year	17,538	24,404	12,541

Cash and cash equivalents - end of year	$57,322	$17,538	$24,404

Supplemental cash flow disclosures:
Income taxes paid	$280,456	$192,398	$158,862

The accompanying notes are an integral part of the consolidated financial statements.

MBIA INSURANCE CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.	Business and Organization

MBIA Insurance Corporation (MBIA Corp.) is a wholly owned subsidiary of MBIA Inc. MBIA Inc. was incorporated in Connecticut on November 12, 1986 as a licensed insurer and, through a series of transactions during December 1986, became the successor to the business of the Municipal Bond Insurance Association (the Association), a voluntary unincorporated association of insurers writing municipal bond and note insurance as agent for the member insurance companies.

MBIA Corp. provides an unconditional and irrevocable guarantee of the payment of principal and interest on insured obligations when due. MBIA Corp. writes business both in the United States and outside of the United States. Business outside of the United States is generally written through MBIA Assurance, S.A. (MBIA Assurance), a wholly owned French subsidiary that provides insurance for public infrastructure financings, structured finance transactions and certain obligations of financial institutions. Pursuant to a reinsurance agreement with MBIA Corp., a substantial amount of the risk insured by MBIA Assurance is reinsured by MBIA Corp.

MBIA Corp. also manages books of business through two other subsidiaries, MBIA Insurance Corp. of Illinois (MBIA Illinois), acquired in December 1989, and Capital Markets Assurance Corporation (CMAC), acquired in February 1998 when MBIA Inc. merged with CapMAC Holdings, Inc. (CapMAC). The net book of business of these two subsidiaries is 100% reinsured by MBIA Corp.

TRS Funding Corporation (TRS) was formed in September 1997 to provide clients with structured financing solutions involving the use of total return swaps and credit derivatives. While MBIA Corp. does not have a direct ownership interest in TRS, it is consolidated in the financial statements of MBIA Corp. on the basis that TRS is controlled by MBIA Corp. and substantially all risks and rewards are borne by MBIA Corp. In October 2002, all remaining investments and debt obligations of TRS matured. As of December 31, 2003, TRS had two derivative contracts outstanding.

LaCrosse Financial Products, LLC (LaCrosse), formerly King Street Financial Products, LLC, was created in December 1999 to offer clients structured derivative products, such as credit default, interest rate and currency swaps. While MBIA Corp. does not have a direct ownership interest in LaCrosse, it is consolidated in the financial statements of

MBIA INSURANCE CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

MBIA Corp. on the basis that LaCrosse is controlled by MBIA Corp. and substantially all risks and rewards are borne by MBIA Corp.

In May 2003, the Company sponsored the formation of Toll Road Funding, Plc. (TRF), a public company limited by shares and incorporated in Ireland under the Irish Companies Act. TRF was established to acquire a loan participation related to the financing of an Italian toll road. TRF is a variable interest entity (VIE), of which MBIA Corp. is the primary beneficiary. Therefore, while MBIA Corp. does not have a direct ownership interest in TRF, it is consolidated in the financial statements of MBIA Corp. in accordance with Financial Accounting Standards Board (FASB) Interpretation Number (FIN) 46 “Consolidation of Variable Interest Entities.” See Note 4 for additional disclosures related to the consolidation of variable interest entities.

2.	Significant Accounting Policies

The consolidated financial statements have been prepared on the basis of accounting principles generally accepted in the United States of America (GAAP). The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. As additional information becomes available or actual amounts become determinable, the recorded estimates are revised and reflected in operating results. Actual results could differ from those estimates. Significant accounting policies are as follows:

Consolidation

The consolidated financial statements include the accounts of MBIA Corp., its wholly owned subsidiaries, and entities under its control for which MBIA Corp. retains substantially all the risks and rewards. All intercompany balances have been eliminated. Certain amounts have been reclassified in prior years’ financial statements to conform to the current presentation. These reclassifications had no effect on net income and shareholder’s equity as previously reported.

Investments

MBIA Corp.’s fixed-maturity investment portfolio, excluding investments held-to-maturity, is considered available-for-sale and is

MBIA INSURANCE CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

reported in the financial statements at fair value with unrealized gains and losses, net of deferred taxes, reflected in accumulated other comprehensive income in shareholder’s equity. Bond discounts and premiums are amortized using the effective-yield method over the remaining term of the securities. For pre-refunded bonds, the remaining term is determined based on the contractual refunding date. Investment income is recorded as earned. Realized gains or losses on the sale of investments are determined by specific identification and are included as a separate component of revenues.

Short-term investments are carried at amortized cost, which approximates fair value, and include all fixed-maturity securities with a remaining effective term to maturity of less than one year.

Investments held-to-maturity consist of TRF investments, which include a loan participation and other high-quality liquid investments. Held-to-maturity investments are classified at amortized cost.

Other investments include MBIA Corp.’s interest in equity-oriented and equity-method investments. MBIA Corp. records its share of the unrealized gains and losses on these equity-oriented investments, net of applicable deferred income taxes, in accumulated other comprehensive income in shareholder’s equity. The carrying amounts of equity-method investments are initially recorded at cost and adjusted to recognize MBIA Corp.’s share of the profits or losses, net of any intercompany gains and losses, of the investee through earnings subsequent to the date of investment. Dividends are applied as a reduction of the carrying amount of the investment.

Cash and Cash Equivalents

Cash and cash equivalents include cash on hand and demand deposits with banks with original maturities of less than 90 days.

Securities Purchased Under Agreements to Resell and Securities Sold Under Agreements to Repurchase

Securities purchased under agreements to resell and securities sold under agreements to repurchase are accounted for as collateralized transactions and are recorded at contract value plus accrued interest, subject to the provisions of Statement of Financial Accounting Standards No. (SFAS) 140, “Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities.”

MBIA INSURANCE CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

These transactions are entered into with IMC in connection with IMC’s collateralized municipal investment activity. It is MBIA Corp.’s policy to take possession of securities used to collateralize such transactions.

MBIA Corp. minimizes the credit risk that IMC might be unable to fulfill its contractual obligations by monitoring IMC’s credit exposure and collateral value and requiring additional collateral to be deposited with MBIA Corp. when deemed necessary.

SFAS 140 also requires MBIA Corp. to reclassify financial assets pledged as collateral under certain agreements and to report those assets at fair value as a separate line item on the balance sheet with a corresponding adjustment to other comprehensive income. As of year-end 2003 and 2002, the Company had $376 million and $513 million, respectively, in financial assets pledged as collateral.

Deferred Acquisition Costs

Policy acquisition costs include only those expenses that relate primarily to, and vary with, premium production. MBIA Corp. periodically conducts a study to determine which operating costs vary with and are primarily related to the acquisition of new insurance business and qualify for deferral. For business produced directly by MBIA Corp., such costs include compensation of employees involved in underwriting and policy issuance functions, certain rating agency fees, state premium taxes and certain other underwriting expenses, reduced by ceding commission income on premiums ceded to reinsurers. Policy acquisition costs are deferred and amortized over the period in which the related premiums are earned.

Goodwill

Goodwill represents the excess of the cost of acquiring business enterprises over the fair value of the net assets acquired. Prior to 2002, goodwill attributed to the acquisition of MBIA Corp. was amortized using the straight-line method over 25 years. Goodwill attributed to the acquisition of MBIA Illinois was amortized according to the recognition of future profits from its deferred premium revenue and installment premiums, except for a minor portion attributed to state licenses, which was amortized by the straight-line method over 25 years.

Effective January 1, 2002, MBIA Corp. adopted SFAS 142, “Goodwill and Other Intangible Assets.” Under SFAS 142, goodwill is no longer

MBIA INSURANCE CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

amortized but rather is tested for impairment at least annually. See Note 3 for an explanation of the impact of adoption of SFAS 142 on MBIA Corp.’s financial statements.

Property and Equipment

Property and equipment consists of land and buildings, furniture and fixtures, computer equipment and software, and leasehold improvements. All property and equipment is recorded at cost and depreciated over the appropriate useful life of the asset using the straight-line method. The useful lives of each class of assets are as follows:

Buildings and site improvements	15-31 years
Furniture and fixtures	8 years
Computer equipment and software	3-5 years

Leasehold improvements are depreciated over the life of the underlying lease agreement, generally seven to ten years. Maintenance and repairs are charged to current earnings as incurred.

Derivatives

The FASB issued, then subsequently amended, SFAS 133, “Accounting for Derivative Instruments and Hedging Activities,” which became effective for MBIA Corp. on January 1, 2001. Under SFAS 133, as amended, all derivative instruments are recognized on the balance sheet at their fair value and changes in fair value are recognized immediately in earnings unless the derivatives qualify as hedges. If the derivatives qualify as hedges, depending on the nature of the hedge, changes in the fair value of the derivatives are either offset against the change in fair value of assets, liabilities, or firm commitments through earnings or recognized in accumulated other comprehensive income until the hedged item is recognized in earnings. Any ineffective portion of a derivative’s change in fair value is recognized immediately in earnings.

The nature of MBIA Corp.’s business activities requires the management of various financial and market risks, including those related to changes in interest rates and currency exchange rates. MBIA Corp. uses derivative financial instruments to mitigate or eliminate certain of those risks. See Note 5 for a further discussion of the impact of the adoption of SFAS 133 on the financial statements.

MBIA INSURANCE CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Losses and Loss Adjustment Expenses

Loss and loss adjustment expense (LAE) reserves are established in an amount equal to MBIA Corp.’s estimate of unallocated losses and identified or case basis reserves and unallocated losses, including costs of settlement, on the obligations it has insured. The unallocated loss and loss adjustment expense reserves and specific case basis reserves are established by MBIA Corp.’s Loss Reserve Committee, which is comprised of members of senior management.

Beginning in 2002, MBIA Corp. made a modification to the methodology it uses to record the amount of loss charged to earnings each period (losses incurred). MBIA Corp. began recording losses incurred based upon a percentage of scheduled net earned premiums instead of a percentage of net debt service written. The reason for the change in methodology was that during the quarter the premiums were written, losses incurred were being recognized in advance of the related earned premium since the premium was essentially all deferred and recognized as revenue in future periods. The intent of the change was to better match the recognition of incurred losses with the related premium revenue.

Under the method employed by MBIA Corp. since 2002, unallocated loss reserves are adjusted on a quarterly basis by using a formula that applies a “loss factor” (determined as set forth below) to MBIA Corp.’s scheduled earned premiums for such quarter. Annually, the Loss Reserve Committee determines the appropriate loss factor for the year based on (i) a loss reserving study that assesses the mix of MBIA Corp.’s insured portfolio and the latest industry data, including historical default and recovery experience, for the relevant sectors of the fixed-income market, (ii) rating agency studies of defaults and (iii) other relevant market factors. As of December 31, 2003, MBIA Corp. calculated its unallocated loss reserve as 12% of scheduled net earned premium.

When a case basis reserve is established, MBIA Corp. reclassifies the required amount from its unallocated loss reserve to its case basis loss reserve. Therefore, although MBIA Corp. accrues an unallocated loss reserve by applying a loss factor to scheduled earned premium, the available unallocated loss reserve will be directly related to case basis reserves established in the same period. At the end of each quarter, MBIA Corp. evaluates the adequacy of the remaining unallocated loss reserve.

MBIA Corp. establishes new case basis reserves with respect to an insurance policy when its Loss Reserve Committee determines that (i) a claim has been made or is likely to be made in the future with respect to such policy and (ii) the amount of the ultimate loss that MBIA Corp. will incur under such policy can be reasonably estimated. The amount of the case basis reserve with respect to any policy is based on the net present value of the expected ultimate losses and loss adjustment expense payments that MBIA Corp. expects to pay with respect to such policy, net of expected recoveries under salvage and subrogation rights. The amount of the expected loss is discounted based on a discount rate equal to the actual yield of MBIA Corp.’s fixed-income portfolio at the end of the preceding fiscal quarter. Various variables are taken into

MBIA INSURANCE CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

account in establishing specific case basis reserves for individual policies that depend primarily on the nature of the underlying insured obligation. These variables include the nature and creditworthiness of the underlying issuer of the insured obligations, whether the obligation is secured or unsecured and the expected recovery rates on the insured obligations, the projected cash flow or market value of any assets that support the insured obligation and the historical and projected loss rates on such assets. Factors that may affect the actual ultimate realized losses for any policy include the state of the economy, changes in interest rates, rates of inflation and the salvage values of specific collateral. MBIA Corp. believes that reasonably likely changes in any of these factors are not likely to have a material impact on its recorded level of reserves, financial results or financial position, or liquidity.

Management believes that the reserves are adequate to cover the ultimate net losses; however, because the reserves are based on estimates, there can be no assurance that the ultimate liability will not exceed such estimates. Various methodologies are employed within the financial guarantee industry for loss reserving. Alternate methods may produce different estimates than the method used by the Company.

Premium Revenue Recognition

Upfront premiums are earned in proportion to the expiration of the related risk. Therefore, for transactions in which the premiums are received upfront, premium earnings are greater in the earlier periods when there is a higher amount of exposure outstanding. The upfront premiums are apportioned to individual sinking fund payments of a bond issue according to an amortization schedule. After the premiums are allocated to each scheduled sinking fund payment, they are earned on a straight-line basis over the period of that sinking fund payment. When an insured issue is retired early, is called by the issuer, or is in substance paid in advance through a refunding accomplished by placing U.S. Government securities in escrow, the remaining deferred premium revenue is earned at that time since there is no longer risk to MBIA Corp. Accordingly, deferred premium revenue represents the portion of premiums written that is applicable to the unexpired risk of insured bonds and notes. Installment premiums are earned over each installment period, generally one year or less.

MBIA INSURANCE CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Medium-Term Note Obligations

Medium-term note obligations consist of the debt obligations of TRF and are carried at face value plus unpaid accrued interest.

Advisory Fee Revenue Recognition

MBIA Corp. collects various advisory fees in connection with certain transactions. Depending upon the type of fee received, the fee is either earned when it is due or deferred and earned over the life of the related transaction. Work, waiver and consent, termination, administrative and management fees are earned when due. Structuring and commitment fees are earned on a straight-line basis over the life of the related insured transaction.

Employee Stock Compensation

MBIA Corp. participates in MBIA Inc.’s Stock Option Plan. Prior to 2002, MBIA Inc. elected to follow Accounting Principles Board Opinion No. (APB) 25, “Accounting for Stock Issued to Employees” and related interpretations in accounting for its employee stock options. No stock-based employee compensation cost for stock options is reflected in net income prior to 2002 as all options granted had an exercise price equal to the market value of the underlying common stock on the date of grant. Effective January, 1, 2002, MBIA Inc. adopted the fair value recognition provisions of SFAS 123, “Accounting for Stock-Based Compensation.” Under the modified prospective transition method selected by MBIA Inc. under the provisions of SFAS 148, “Accounting for Stock-Based Compensation – Transition and Disclosure,” compensation cost recognized in 2002 is the same as that which would have been recognized had the recognition provisions of SFAS 123 been applied from its original effective date.

Income Taxes

MBIA Corp. is included in the consolidated tax return of MBIA Inc. The tax provision for MBIA Corp. for financial reporting purposes is determined on a stand-alone basis. Any benefit derived by MBIA Corp. as a result of the tax sharing agreement with MBIA Inc. and its subsidiaries is reflected directly in shareholder’s equity for financial reporting purposes.

Deferred income taxes are provided with respect to the temporary differences between the tax bases of assets and liabilities and the

MBIA INSURANCE CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

reported amounts in the financial statements that will result in deductible or taxable amounts in future years when the reported amount of the asset or liability is recovered or settled. Such temporary differences relate principally to premium revenue recognition, deferred acquisition costs, unrealized appreciation or depreciation of investments and derivatives and the statutory contingency reserve.

The Internal Revenue Code permits companies writing financial guarantee insurance to deduct from taxable income amounts added to the statutory contingency reserve, subject to certain limitations. The tax benefits obtained from such deductions must be invested in non-interest-bearing U.S. Government tax and loss bonds. MBIA Corp. records purchases of tax and loss bonds as payments of federal income taxes. The amounts deducted must be restored to taxable income when the contingency reserve is released, at which time MBIA Corp. may present the tax and loss bonds for redemption to satisfy the additional tax liability.

Foreign Currency Translation

Assets and liabilities denominated in foreign currencies are translated at year-end exchange rates. Operating results are translated at average rates of exchange prevailing during the year. Unrealized gains or losses resulting from translation are included, net of deferred taxes, in accumulated other comprehensive income in shareholder’s equity. Gains and losses resulting from transactions in foreign currencies are recorded in current income.

3.	New Accounting Pronouncements

In December 2003, the Emerging Issues Task Force (EITF) issued EITF Issue No. 03-01, “The Meaning of Other-Than-Temporary Impairment and Its Application to Certain Investments” (EITF 03-01). EITF 03-01 requires MBIA Corp. to disclose certain information about unrealized holding losses on its investment portfolio that have not been recognized as other-than-temporary impairments. The requirements are effective for fiscal years ending after December 15, 2003, and require MBIA Corp. to make disclosures in its financial statements about investments in debt or marketable equity securities with market values below carrying values. See Note 8 for disclosures required by EITF 03-01.

In April 2003, the FASB issued SFAS 149, “Amendment of Statement 133 on Derivative Instruments and Hedging Activities.” SFAS 149 amends and

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clarifies financial accounting and reporting for derivative instruments, including certain derivative instruments embedded in other contracts and for hedging activities under SFAS 133. SFAS 149 amends SFAS 133 for decisions made as part of the Derivatives Implementation Group process that effectively required amendments to SFAS 133, decisions made in connection with other FASB projects dealing with financial instruments and in connection with implementation issues raised in relation to the application of the definition of a derivative. SFAS 149 is effective for contracts entered into or modified after June 30, 2003 and for hedging relationships designated after June 30, 2003. MBIA Corp.’s financial position and results of operations did not change as a result of the adoption of SFAS 149.

In January 2003, the FASB issued FIN 46, as revised December 2003, as an interpretation of Accounting Research Bulletin No. (ARB) 51, “Consolidated Financial Statements.” FIN 46 addresses consolidation of variable interest entities by business enterprises. An entity is considered a VIE subject to consolidation if the equity investment at risk is not sufficient to permit the entity to finance its activities without additional subordinated financial support or if the equity investors lack one of three characteristics of a controlling financial interest. First, the equity investors lack the ability to make decisions about the entity’s activities through voting rights or similar rights. Second, they do not bear the obligation to absorb the expected losses of the entity if they occur. Lastly, they do not claim the right to receive expected returns of the entity if they occur, which is the compensation for the risk of absorbing the expected losses. MBIA Corp. determined that FIN 46 applies to entities which it sponsors and, in certain cases, unaffiliated entities that it guarantees. See Note 4 for a further discussion on the impact of adoption on MBIA Corp’s financial statements.

On December 31, 2002, the FASB issued SFAS 148 which was effective for companies with fiscal years ending after December 15, 2002 and was adopted by MBIA Corp. as of January 1, 2002. This statement amends SFAS 123. SFAS 148 provided three alternative methods of transition to SFAS 123’s fair value method of accounting for stock-based compensation. The Prospective Method, originally required under SFAS 123, requires that expense be recognized in the year of adoption only for grants made in that year. In subsequent years, expense is recognized for the current year’s grant and for grants made in the years since adoption. Years

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prior to adoption are not restated. The Modified Prospective Method requires that stock options be expensed as if SFAS 123 had been adopted as of January 1, 1995. Thus, the fair value of any options vesting in the current year that were granted subsequent to January 1, 1995 will be included in expense. However, restatement of prior years is not required. The Retroactive Restatement Method is identical to the Modified Prospective Method in that the fair value of all options vesting in the current year for grants made after January 1, 1995 is included in expense. However, this method also requires that all periods presented in the financial statements be restated to reflect stock option expense. Restatement of periods prior to those presented is permitted but not required.

SFAS 148 also requires additional disclosure in the “Summary of Significant Accounting Policies” footnote of both annual and interim financial statements. MBIA Corp. has chosen to report its stock option expense under the Modified Prospective Method. See Note 15 for further information about the effect of adoption on the Company’s financial statements.

In November 2002, the FASB issued FIN 45, “Guarantor’s Accounting and Disclosure Requirements for Guarantees Including Indirect Guarantees of Indebtedness of Others.” FIN 45 outlines certain accounting guidelines, effective for fiscal years beginning after December 15, 2002, from which MBIA Corp.’s insurance transactions and derivative contracts are excluded. In addition, FIN 45 expands the disclosures required by a guarantor in its interim and annual financial statements regarding obligations under certain guarantees. These disclosure requirements are effective for the year ended December 31, 2002. See Note 13 for additional disclosures. MBIA Corp.’s financial position and results of operations did not change as a result of the adoption of FIN 45.

Effective January 1, 2002, MBIA Corp. adopted SFAS 141, “Business Combinations” and SFAS 142, “Goodwill and Other Intangible Assets.” SFAS 141, which supersedes APB 16, “Business Combinations,” requires that the purchase method of accounting be used for all business combinations initiated after June 30, 2001 and provides specific criteria for initial recognition of intangible assets apart from goodwill. SFAS 142 supersedes APB 17, “Intangible Assets,” and requires that goodwill and intangible assets with indefinite lives no longer be amortized but be subject to impairment tests at least annually. The standard includes a two-step process aimed at determining the

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amount, if any, by which the carrying value of a reporting unit exceeds its fair value. Other intangible assets are to be amortized over their useful lives.

The following table contains a reconciliation of reported net income to net income adjusted for the effect of goodwill amortization for the years ended December 31, 2003, 2002 and 2001:

	Years Ended December 31,
In millions	2003	2002	2001
Net income:
As reported	$809	$602	$593
Amortization of goodwill	—	—	5

Adjusted net income	$809	$602	$598

MBIA Corp. completed its transitional impairment testing on its existing goodwill as of January 1, 2002 in accordance with SFAS 142. As of January 1, 2002, goodwill totaled $76.9 million. SFAS 142 requires a two-step approach in determining any impairment in goodwill. Step one entails evaluating whether the fair value of a reporting segment exceeds its carrying value. In performing this evaluation MBIA Corp. determined that the best measure of the fair value of the insurance reporting segment was its book value adjusted for deferred premium revenue, prepaid reinsurance premiums, deferred acquisition costs and the present value of installments to arrive at adjusted book value. Adjusted book value is a common measure used by analysts to determine the value of financial guarantee companies. As of January 1, 2002, MBIA Corp.’s adjusted book value exceeded its carrying value, and thus there was no impairment of its existing goodwill.

MBIA Corp. performed its annual impairment testing of goodwill as of January 1, 2003 and January 1, 2004. The fair value of MBIA Corp. was determined using the same valuation method applied during the transition testing. The fair value of MBIA Corp. exceeded its carrying value indicating that goodwill was not impaired.

4.	Variable Interest Entities

MBIA Corp. provides structured funding and credit enhancement services to global finance clients through the use of certain bankruptcy-remote special purpose vehicles (SPVs) administered by subsidiaries of MBIA

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Inc. and through third-party SPVs. The purpose of the MBIA-administered SPVs is to provide clients with an efficient source of funding, which may offer MBIA Corp. the opportunity to issue financial guarantee insurance policies. These SPVs purchase various types of financial instruments, such as debt securities, loans, lease receivables and trade receivables, and fund these purchases primarily through the issuance of asset-backed short-term commercial paper or medium-term notes. The assets and liabilities within the medium-term note programs are managed primarily on a match-funded basis and may include the use of derivative hedges, such as interest rate and foreign currency swaps. By match-funding, the SPVs eliminate the risks associated with fluctuations in interest and foreign currency rates, indices and liquidity. Typically, programs involve the use of rating agencies in assessing the quality of asset purchases and in assigning ratings to the various programs. In general, asset purchases at the inception of a program are required to be at least investment grade by at least one major rating agency. The primary SPV administered by MBIA Corp. is TRF. Third-party SPVs are used in a variety of structures insured by MBIA Corp., whereby MBIA Corp. has risks analogous to those of MBIA-administered SPVs. MBIA Corp. has determined that such SPVs fall within the definition of a VIE under FIN 46.

Under the provisions of FIN 46, an entity is considered a VIE subject to consolidation if the equity investment at risk is not sufficient to permit the entity to finance its activities without additional subordinated financial support or if the equity investors lack one of three characteristics of a controlling financial interest. First, the equity investors lack the ability to make decisions about the entity’s activities through voting rights or similar rights. Second, they do not bear the obligation to absorb the expected losses of the entity if they occur. Lastly, they do not claim the right to receive expected returns of the entity if they occur, which is the compensation for the risk of absorbing the expected losses. A VIE is consolidated with its primary beneficiary, which is defined as the entity that will absorb the majority of the expected losses, receive the majority of the expected residual returns or both of the VIE.

TRF is a VIE established to acquire a loan participation related to the financing of an Italian toll road and, at December 31, 2003, had $1.5 billion of medium-term note obligations outstanding. Assets supporting the repayment of the medium-term notes were comprised of the

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loan participation and high-quality, liquid investments. Assets and liabilities of TRF are included within “Investments held-to-maturity” and “Medium-term note obligations”, respectively, on MBIA Corp.’s balance sheet. TRF is a variable interest entity, of which MBIA Corp. is the primary beneficiary. Therefore, while MBIA Corp. does not have a direct ownership interest in TRF, it is consolidated in the financial statements of MBIA Corp. in accordance with FIN 46.

With respect to third-party SPVs, MBIA Corp. must determine whether it has a variable interest in a VIE and if so, whether that variable interest would cause MBIA Corp. to be the primary beneficiary. The primary beneficiary is the entity that will absorb the majority of the expected losses, receive the majority of the expected residual returns or both of the VIE and is required to consolidate the VIE. VIEs are used in a variety of structures insured by MBIA Corp. Under FIN 46, MBIA Corp.’s guarantee of the assets or liabilities of a VIE constitute a variable interest and require MBIA Corp. to assess whether it is the primary beneficiary. Consolidation of such VIEs do not increase MBIA Corp.’s exposure above that already committed to in its insurance policies. Additionally, VIE assets and liabilities that are consolidated within MBIA Corp.’s financial statements may represent amounts above MBIA Corp.’s guarantee, although such excess amounts would ultimately have no impact on MBIA Corp.’s net income. Third-party VIE assets and liabilities consolidated in MBIA Corp.’s financial statements at December 31, 2003 are reported in “Variable interest entity assets” and “Variable interest entity liabilities”, respectively, on the face of MBIA Corp.’s balance sheet and totaled $600.3 million.

5.	Derivative Instruments

All derivative instruments are recorded on the balance sheet at their fair value. Changes in the fair value of derivatives are recorded each period in current earnings or accumulated other comprehensive income, depending on whether a derivative is designated as a hedge, and if so designated, the type of hedge.

MBIA Corp. has entered into derivative transactions that it views as an extension of its core financial guarantee business but which do not qualify for the financial guarantee scope exception under SFAS 133 and, therefore, must be stated at fair value. MBIA Corp has insured derivatives primarily consisting of pools of credit default swaps, which MBIA Corp. intends to hold for the entire term of the contract. MBIA Corp. has also provided guarantees on the value of certain closed-end

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equity funds, which meet the definition of a derivative under SFAS 133. Also, TRF has entered into an interest rate swap to economically hedge certain cash flows, which did not qualify for hedge treatment under SFAS 133. Changes in the fair value of these transactions are recorded through the income statement within net gains (losses) on derivative instruments.

The notional values of the derivative instruments for the years ended December 31, 2003 and 2002 were as follows:

In millions	December 31, 2003	December 31, 2002
Credit default swaps	$64,031	$47,778
Equity guarantee funds	3,039	—
Interest rate swaps	1,465	—
Credit linked notes	846	6
Total return swaps	364	157

Total	$69,745	$47,941

As of December 31, 2003 and 2002, MBIA Corp. held derivative assets of $55.8 million and $96.7 million, respectively, and derivative liabilities of $49.5 million and $190.9 million, respectively.

The impact on earnings of all derivative transactions was an after-tax increase in net income of $92.4 million for the year ended December 31, 2003 and an after-tax reduction in net income of $37.5 million for the year ended December 31, 2002.

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The following table displays the impact on the income statement for all derivative transactions related to MBIA Corp. The income statement impact of derivative activity is broken down into revenues, expenses, net realized gains (losses) and net gains or losses on derivative instruments.

	Years ended December 31
In millions	2003	2002	2001
Revenues*	$47.7	$19.1	$10.9
Expenses**	(5.6)	(2.2)	(2.9)

Operating income	42.1	16.9	8.0
Gains and losses:
Net realized losses	—	(0.3)	(3.0)
Net gains (losses) on derivative instruments	100.1	(74.3)	(2.4)

Income (loss) before income taxes	142.2	(57.7)	2.6
Tax (provision) benefit	(49.8)	20.2	(0.9)

Income (loss) before cumulative effect of accounting change	92.4	(37.5)	1.7

Cumulative effect of accounting change	—	—	(11.1)

Net income (loss)	$92.4	$(37.5)	$(9.4)

*	Includes premiums earned.
**	Includes formula provision for losses.

The fair value of MBIA Corp.’s derivative instruments is estimated using various valuation models that conform to industry standards. MBIA Corp. utilizes both vendor-developed and proprietary models, based on the complexity of transactions. When available, dealer market quotes are obtained for each contract and provide the best estimate of fair value. However, when dealer market quotes are not available, MBIA Corp. uses a variety of market and portfolio data relative to the type and structure of contracts. Several of the more significant types of data that influence MBIA Corp.’s valuation models include interest rates, credit quality ratings, credit spreads, default probabilities and diversity scores. This data is obtained from highly recognized sources and is reviewed for reasonableness and applicability to MBIA Corp.’s derivative portfolio.

The use of market data requires management to make assumptions on how the fair value of derivative instruments is affected by current market conditions. Therefore, results can significantly differ between models and due to changes in management assumptions. MBIA Corp. has dedicated resources to the development and ongoing review of its valuation models

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and has instituted procedures for the approval and control of data inputs. In addition, regular reviews are performed to ensure that MBIA Corp.’s valuation models are appropriate and produce values reflective of the current market environment.

In 2002, MBIA Corp. revised several market data inputs used in determining the fair value of its insured credit derivatives. Market-based discount rates replaced the fixed discount rate previously established by MBIA Corp. In addition, a change in the data source received from a pricing data vendor resulted in a recalibration of credit spreads within MBIA Corp.’s valuation model. This information was validated by comparisons to three independent data sources. MBIA Corp. also introduced dealer collateralized debt obligations (CDOs) market quotes to improve the quality of transaction-specific data. These modifications resulted in a negative change in the value of MBIA Corp.’s insured credit derivative portfolio for 2002. No modifications were made to MBIA Corp.’s non-insurance derivative valuation models. In 2003, MBIA Corp. added an additional third-party data source for generic credit spread information used by MBIA Corp. in its valuation process to avoid undue reliance on any single data vendor, as well as to enhance its assessment of fair values.

6.	Statutory Accounting Practices

The financial statements have been prepared on the basis of GAAP, which differs in certain respects from the statutory accounting practices prescribed or permitted by the insurance regulatory authorities. Statutory accounting practices differ from GAAP in the following respects:

•	upfront premiums are earned on a basis proportionate to the scheduled periodic maturity of principal and payment of interest (“debt service”) to the original total principal and interest insured;

•	acquisition costs are charged to operations as incurred, rather than deferred and amortized as the related premiums are earned;

•	fixed-maturity securities are reported at amortized cost rather than fair value;

•	a contingency reserve is computed on the basis of statutory requirements, and reserves for case basis losses and LAE are established, at present value, for specific insured issues that are

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identified as currently or likely to be in default. Under GAAP, reserves are established based on MBIA Corp.’s reasonable estimate of the identified and unallocated losses and LAE on the insured obligations it has written;

•	tax and loss bonds purchased are reflected as admitted assets as well as payments of income taxes; and

•	goodwill under GAAP represents the excess of the cost of acquisitions over the fair value of the net assets acquired, while on a statutory basis, acquisitions of MBIA Corp. and MBIA Illinois were recorded at statutory book value. Thus no goodwill was recorded;

•	derivative assets and liabilities exclude insurance guarantees, while under GAAP, guarantees that do not quality for the financial guarantee scope exception under SFAS 133 are recorded at fair value; and

•	certain assets designated as “non-admitted assets” are charged directly against surplus but are reflected as assets under GAAP.

Aggregate net income of MBIA Corp. and its subsidiaries determined in accordance with statutory accounting practices for the years ended December 31, 2003, 2002 and 2001 was $669.2 million, $617.9 million and $571.0 million, respectively.

The following is a reconciliation of consolidated shareholder’s equity presented on a GAAP basis to statutory capital and surplus for MBIA Corp. and its subsidiaries:

	As of December 31
In thousands	2003	2002
GAAP shareholder’s equity	$6,602,180	$5,908,625
Premium revenue recognition	(643,443)	(608,152)
Deferral of acquisition costs	(319,728)	(302,222)
Unrealized gains	(532,923)	(528,268)
Contingency reserve	(2,368,224)	(2,276,834)
Unallocated loss and LAE reserves	297,741	284,547
Deferred income taxes	420,122	371,686
Tax and loss bonds	355,882	304,695
Goodwill	(76,938)	(76,938)
Derivative assets and liabilities	(6,263)	94,148
Non-admitted assets and other items	(13,393)	(13,278)

Statutory capital and surplus	$3,715,013	$3,158,009

In 1998, the National Association of Insurance Commissioners (NAIC) adopted the Codification of Statutory Accounting Principles guidance

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(Codification), which replaced the Accounting Practices and Procedures manuals as the NAIC’s primary guidance on statutory accounting effective as of January 1, 2001. The Codification provides guidance where statutory accounting had been silent and changed current statutory accounting in some areas.

The New York State Insurance Department adopted the Codification guidance, effective January 1, 2001. The New York State Insurance Department did not adopt the Codification rules on deferred income taxes until December 31, 2002. Upon adoption, the deferred tax effect on the statutory surplus of MBIA Corp. and subsidiaries reduced surplus by $10.8 million.

7.	Premiums Earned from Refunded and Called Bonds

Premiums earned include $125.6 million, $74.4 million and $54.6 million for 2003, 2002 and 2001, respectively, related to refunded and called bonds.

8.	Investments

MBIA Corp.’s investment objective, excluding TRF which is managed separately, is to optimize long-term, after-tax returns while emphasizing the preservation of capital through maintenance of high-quality investments with adequate liquidity. MBIA Corp.’s investment policies limit the amount of credit exposure to any one issuer. The fixed-maturity portfolio is comprised of high-quality (average rated Double-A) taxable and tax-exempt investments of diversified maturities.

The following tables set forth the amortized cost and fair value of the available-for-sale fixed-maturity and short-term investments included in the consolidated investment portfolio of MBIA Corp. as of December 31, 2003 and 2002:

In thousands	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
As of December 31, 2003
Taxable bonds:
United States Treasury and government agency	$136,868	$1,820	($230)	$138,458
Corporate and other obligations	2,990,585	179,965	(13,868)	3,156,682
Mortgage-backed	974,068	24,109	(2,209)	995,968
Tax-exempt bonds:
State and municipal obligations	4,786,061	345,459	(2,794)	5,128,726

Total	$8,887,582	$551,353	($19,101)	$9,419,834

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In thousands	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
As of December 31, 2002
Taxable bonds:
United States Treasury and government agency	$90,466	$4,731	$—	$95,197
Corporate and other obligations	2,558,375	162,144	(15,409)	2,705,110
Mortgage-backed	972,697	46,750	(3)	1,019,444
Tax-exempt bonds:
State and municipal obligations	4,436,678	331,086	(486)	4,767,278

Total	$8,058,216	$544,711	($15,898)	$8,587,029

Fixed-maturity investments carried at fair value of $ 13.9 million and $13.7 million as of December 31, 2003 and 2002, respectively, were on deposit with various regulatory authorities to comply with insurance laws.

Included in the tables above are investments that have been insured by MBIA Corp. At December 31, 2003, MBIA Corp. insured investments at fair value represented $1.6 billion or 16% of the total portfolio.

The following table sets forth the distribution by contractual maturity of the available-for-sale fixed-maturity and short-term investments at amortized cost and fair value at December 31, 2003. Contractual maturity may differ from expected maturity because borrowers may have the right to call or prepay obligations.

In thousands	Amortized Cost	Fair Value
Within 1 year	$832,951	$832,951
Beyond 1 year but within 5 years	1,471,606	1,523,906
Beyond 5 years but within 10 years	1,481,316	1,600,795
Beyond 10 years but within 15 years	2,092,982	2,278,968
Beyond 15 years but within 20 years	838,376	893,782
Beyond 20 years	1,196,283	1,293,464

	7,913,514	8,423,866
Mortgage-backed	974,068	995,968

Total fixed-maturity and short-term investments	$8,887,582	$9,419,834

The investments of TRF are classified as held-to-maturity and are reported on the balance sheet at amortized cost, net of unamortized discount and unamortized premium. At December 31, 2003 the contractual

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maturity of held-to-maturity investments at amortized cost is between ten and fifteen years.

The following table sets forth the gross unrealized losses of the available-for-sale fixed-maturity and equity investments included in accumulated other comprehensive income as of December 31, 2003. The table has segregated investments that have been in a continuous unrealized loss position for less than 12 months from those that have been in a continuous unrealized loss position for twelve months or longer.

In thousands	Less than 12 Months		12 Months or Longer		Total
Description of Securities	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
United States Treasury and government agency	$2,027	$(230)	$—	$—	$2,027	$(230)
Corporate and other obligations	347,157	(4,207)	41,735	(9,255)	388,892	(13,462)
Mortgage-backed	233,691	(2,243)	57,842	(372)	291,533	(2,615)
State and municipal obligations	494,878	(2,783)	347	(11)	495,225	(2,794)

Subtotal, debt securities	1,077,753	(9,463)	99,924	(9,638)	1,177,677	(19,101)
Common stock	—	—	—	—	—	—

Total	$1,077,753	$(9,463)	$99,924	$(9,638)	$1,177,677	$(19,101)

As of December 31, 2003, MBIA Corp.’s available-for-sale fixed-maturity and equity investment portfolio had a gross unrealized loss of $19.1 million with no securities that were rated below investment grade. There were twelve securities that were in an unrealized loss position for a continuous twelve-month period or longer. Only two of the twelve securities had unrealized losses in which its book value exceeded market value by 20%. MBIA Corp. determined that the unrealized losses on these two securities were temporary in nature because there was no deterioration of credit quality spreads or a downgrade to below investment grade and MBIA Corp. has the ability and intent to hold these securities to maturity.

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9.	Investment Income and Gains and Losses

The following table includes investment income from MBIA Corp. Realized gains are generated as a result of the ongoing management of all of MBIA Corp.’s investment portfolios. However, 2003 net realized gains were mainly the result of MBIA Corp. selling securities to shorten the duration of its fixed-maturity portfolio.

	Years ended December 31
In thousands	2003	2002	2001
Fixed-maturity	$409,213	$431,715	$408,981
Held-to-maturity	34,623	—	—
Short-term investments	2,844	8,495	10,536
Other investments	6,695	(1,111)	715

Gross investment income	453,375	439,099	420,232
Investment expenses	32,149	8,009	7,476

Net investment income	421,226	431,090	412,756

Net realized gains (losses):
Fixed-maturity:
Gains	59,612	39,562	42,694
Losses	(13,976)	(21,487)	(31,552)

Net	45,636	18,075	11,142

Other investments:
Gains	5,110	—	—
Losses	—	(713)	—

Net	5,110	(713)	—

Total net realized gains	50,746	17,362	11,142

Total investment income	$471,972	$448,452	$423,898

Net unrealized gains consist of:

	As of December 31
In thousands	2003	2002
Fixed-maturity:
Gains	$551,353	$543,777
Losses	(19,101)	(15,899)

Net	532,252	527,878

Other investments:
Gains	124,798	3,791
Losses	(183)	(361)

Net	124,615	3,430

Total	656,867	531,308
Deferred income tax provision	229,537	185,706

Unrealized gains, net	$427,330	$345,602

The deferred income taxes are reflected in other accumulated comprehensive income in shareholder’s equity.

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The change in net unrealized gains consists of:

	Years ended December 31
In thousands	2003	2002	2001
Fixed-maturity	$4,374	$381,404	$20,832
Other investments	121,185	3,291	252

Total	125,559	384,695	21,084
Deferred income taxes	43,831	134,406	7,390

Unrealized gains, net	$81,728	$250,289	$13,694

10.	Income Taxes

The provision for income taxes is composed of:

	Years ended December 31
In thousands	2003	2002	2001
Current taxes:
Federal	$277,878	$211,977	$216,102
Foreign	4,936	241	373
Deferred taxes:
Federal	35,744	227	(5,281)
Foreign	504	32	(243)

Provision for income taxes	319,062	212,477	210,951
Deferred SFAS 133 transition	—	—	(5,967)

Total	$319,062	$212,477	$204,984

MBIA Corp.’s effective income tax rate differs from the statutory rate on ordinary income due to the tax effect of permanent differences. The reasons for MBIA Corp.’s lower effective tax rates are as follows:

	Years ended December 31
	2003	2002	2001
Income taxes computed on pre-tax financial income at statutory rates	35.0%	35.0%	35.0%
Reduction in taxes resulting from:
Tax-exempt interest	(5.7)	(8.9)	(8.1)
Amortization of goodwill	—	—	0.2
Other	(1.0)	—	(1.2)

Provision for income taxes	28.3%	26.1%	25.9%

MBIA Corp. recognizes deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the financial statements or tax returns. Deferred tax assets and liabilities are determined based on the difference between the financial statement and tax bases of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse. The effect on tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

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The tax effects of temporary differences that give rise to deferred tax assets and liabilities at December 31, 2003 and 2002 are presented below:

In thousands	2003	2002
Deferred tax assets:
Tax and loss bonds	$368,798	$309,429
Loss and loss adjustment expense reserves	102,058	97,441
Other	85,569	87,574

Total gross deferred tax assets	556,425	494,444

Deferred tax liabilities:
Contingency reserve	476,899	417,530
Deferred premium revenue	110,622	110,726
Deferred acquisition costs	102,493	101,317
Unrealized gains	232,445	185,706
Other	102,002	63,297

Total gross deferred tax liabilities	1,024,461	878,576

Net deferred tax liability	$468,036	$384,132

MBIA Corp. believes that the deferred tax assets are more likely than not to be recognized in the future. Thus no valuation allowance is necessary.

11.	Dividends and Capital Requirements

Under New York State insurance law, without prior approval of the superintendent of the state insurance department, financial guarantee insurance companies can pay dividends from earned surplus subject to retaining a minimum capital requirement. In MBIA Corp. and CMAC’s case, dividends in any 12-month period cannot be greater than 10% of policyholders’ surplus as shown on MBIA Corp.’s latest filed statutory financial statements. In 2003, MBIA Corp. declared and paid dividends of $240 million and, based upon the filing of its year-end 2003 statutory financial statements, has dividend capacity of $131.5 million for the first quarter of 2004 without special regulatory approval. During 2004, a similar calculation will be performed each quarter to determine the amount of dividend capacity for MBIA Corp. CMAC did not declare or pay any dividends in 2003. CMAC had dividend capacity of $5.1 million as of December 31, 2003.

Under Illinois Insurance Law, MBIA Illinois may pay a dividend from unassigned surplus. Dividends in any 12-month period may not exceed the greater of 10% of policyholders’ surplus (total capital and surplus) at the end of the preceding calendar year or the net income of the preceding calendar year without the approval of the Illinois State Insurance Department.

MBIA INSURANCE CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

In accordance with such restrictions on the amount of dividends that can be paid in any 12-month period, MBIA Illinois had $16.1 million available for the payment of dividends as of December 31, 2003. The insurance departments of New York State and certain other statutory insurance regulatory authorities, and the agencies that rate the bonds insured by MBIA Corp. and its subsidiaries, have various requirements relating to the maintenance of certain minimum ratios of statutory capital and reserves to net insurance in force. MBIA Corp. and its subsidiaries were in compliance with these requirements as of December 31, 2003 and 2002.

12.	Lines of Credit

MBIA Corp. has a standby line of credit commitment in the amount of $700 million with a group of major Triple-A-rated banks to provide loans to MBIA Corp. This facility can be drawn upon if MBIA Corp. incurs cumulative losses (net of expected recoveries) on the covered portfolio (which is comprised of the Company’s insured public finance obligations, with certain adjustments) in excess of the greater of $900 million or 5.0% of average annual debt service. The obligation to repay loans made under this agreement is a limited recourse obligation payable solely from, and collateralized by, a pledge of recoveries realized on defaulted insured obligations including certain installment premiums and other collateral. This commitment has a seven-year term expiring on October 31, 2010.

At January 1, 2003, MBIA Corp. maintained $211 million of stop loss reinsurance coverage with three reinsurers. At the end of the third quarter, MBIA Corp. elected not to renew two of the facilities with $175 million of coverage due to the rating downgrades of the stop loss providers. In addition, at the end of 2003, MBIA Corp. elected not to renew the remaining $35.7 million of stop loss reinsurance coverage effective January 1, 2004, also due to the rating downgrade of the stop loss reinsurer.

At December 31, 2003, MBIA Corp. had access to $400 million of Money Market Committed Preferred Custodial Trust securities (CPS securities) that were issued by eight Trusts which were created for the primary purpose of issuing CPS securities and investing the proceeds in high quality commercial paper or short-term U.S. government obligations. MBIA Corp. has a put option to sell to the Trusts the perpetual

MBIA INSURANCE CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

preferred stock of MBIA Corp. If MBIA Corp. exercises its put option, the Trusts will transfer the proceeds to MBIA Corp. in exchange for MBIA Corp. preferred stock. The Trusts will hold the preferred stock and distribute the preferred dividend to their holders. MBIA Corp. has the right to redeem the preferred shares, and then put the preferred stock back to the Trust again, indefinitely. Any preferred stock issued by MBIA Corp. would be non-cumulative unless MBIA Corp. pays dividends on its common stock, during which time the dividends on its preferred stock would be cumulative. Preferred stockholders would have rights that are subordinated to insurance claims, as well as to the general unsecured creditors, but senior to any common stockholders of MBIA Corp.

The trusts were created as a vehicle for providing capital support to MBIA Corp. by allowing it to obtain immediate access to new capital at its sole discretion at any time through the exercise of the put options. Standard & Poor’s (S&P) and Moody’s Investor Service (Moody’s) rate the trusts AA/aa2, respectively. To date, MBIA Corp. has not exercised its put options under any of these arrangements.

MBIA Corp. and MBIA Inc. maintain two short-term bank liquidity facilities totaling $675 million; a $225 million facility with a term of 364 days and a $450 million facility with a four-year term. As of December 31, 2003, there were no borrowings outstanding under these agreements.

13.	Net Insurance In Force

MBIA Corp. guarantees the timely payment of principal and interest on municipal, asset-/mortgage-backed and other non-municipal securities. MBIA Corp.’s ultimate exposure to credit loss in the event of nonperformance by the insured is represented by the insurance in force in the tables that follow.

The insurance policies issued by MBIA Corp. are unconditional commitments to guarantee timely payment on the bonds and notes to bondholders. The creditworthiness of each insured issue is evaluated prior to the issuance of insurance and each insured issue must comply with MBIA Corp.’s underwriting guidelines. Further, the payments to be made by the issuer on the bonds or notes may be backed by a pledge of revenues, reserve funds, letters of credit, investment contracts or collateral in the form of mortgages or other assets. The right to such

MBIA INSURANCE CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

money or collateral would typically become MBIA Corp.’s upon the payment of a claim by MBIA Corp.

MBIA Corp. maintains underwriting guidelines based on those aspects of credit quality that it deems important for each category of obligation considered for insurance. For global public finance transactions these include economic and social trends, debt and financial management, adequacy of anticipated cash flow, satisfactory legal structure and other security provisions, viable tax and economic bases, adequacy of loss coverage and project feasibility. For global structured finance transactions, MBIA Corp.’s underwriting guidelines, analysis, and due diligence focus on seller/servicer credit and operational quality. MBIA Corp. also analyzes the quality of the asset pool as well as its historical and projected performance. The strength of the structure, including legal segregation of the assets, cash flow analysis, the size and source of first loss protection, asset performance triggers and financial covenants is also reviewed. Such guidelines are subject to periodic review by management, who are responsible for establishing and maintaining underwriting standards and criteria for maintaining underwriting standards in the insurance operations.

As of December 31, 2003, insurance in force, net of cessions to reinsurers, had an expected range of maturity of 1-46 years. The distribution of net insurance in force by geographic location, including $9.7 billion and $8.0 billion relating to transactions guaranteed by MBIA Corp. on behalf of various investment management services’ affiliated companies in 2003 and 2002, respectively, is set forth in the following table:

	As of December 31
In billions	2003		2002
Geographic Location	Net Insurance In Force	% of Net Insurance In Force	Net Insurance In Force	% of Net Insurance In Force
California	$104.5	12.4%	$94.1	11.9%
New York	74.4	8.8	76.6	9.7
Florida	40.6	4.9	36.1	4.6
Texas	32.3	3.8	31.1	3.9
Illinois	31.7	3.7	31.9	4.1
New Jersey	28.0	3.3	28.5	3.6
Massachusetts	23.2	2.7	23.1	2.9
Pennsylvania	22.7	2.7	22.1	2.8
Washington	17.7	2.1	15.1	1.9
Michigan	17.0	2.0	16.0	2.0

Subtotal	392.1	46.4	374.6	47.4
Nationally diversified	135.6	16.0	139.0	17.6
Other states	203.9	24.1	197.4	25.0

Total United States	731.6	86.5	711.0	90.0
Internationally diversified	48.8	5.8	39.6	5.0
Country specific	65.0	7.7	39.0	5.0

Total Non-United States	113.8	13.5	78.6	10.0

Total	$845.4	100.0%	$789.6	100.0%

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

The distribution of net insurance in force by type of bond is set forth in the following table:

	As of December 31
In billions	2003		2002
Bond Type	Net Insurance In Force	% of Net Insurance In Force	Net Insurance In Force	% of Net Insurance In Force
Global Public Finance:
United States
General obligation	$206.3	24.4%	$185.7	23.5%
Utilities	98.6	11.7	89.9	11.4
Special revenue	83.9	10.0	77.1	9.7
Healthcare	59.5	7.0	62.3	7.9
Transportation	51.7	6.1	49.7	6.3
Higher education	32.2	3.8	33.0	4.2
Housing	29.5	3.5	28.2	3.6
Investor-owned utilities	29.4	3.5	34.4	4.3

Total United States	591.1	70.0	560.3	70.9

Non-United States
Sovereign	14.7	1.7	4.1	0.5
Transportation	10.4	1.2	4.4	0.6
Utilities	7.5	0.9	3.6	0.5
Investor-owned utilities	4.5	0.5	5.1	0.6
Sub-sovereign	1.5	0.2	1.4	0.2
Housing	0.8	0.1	0.7	0.1
Healthcare	0.6	0.1	2.6	0.3
Higher education	0.1	—	0.1	—

Total Non-United States	40.1	4.7	22.0	2.8

Total Global Public Finance	631.2	74.7	582.3	73.7

Global Structured Finance:
United States
CDO, CLO, and CBO	41.8	4.9	38.8	4.9
Mortgage-backed:
Home equity	15.7	1.9	22.1	2.8
Other	12.4	1.5	12.0	1.5
First mortgage	5.4	0.6	6.7	0.8
Asset-backed:
Auto	14.5	1.7	16.0	2.0
Credit cards	9.8	1.1	14.1	1.8
Other	7.5	0.9	8.3	1.1
Leasing	1.0	0.1	4.4	0.6
Pooled corp. obligations & other	20.5	2.4	23.7	3.0
Financial risk	11.9	1.4	4.6	0.6

Total United States	140.5	16.5	150.7	19.1

Non-United States
CDO, CLO, and CBO	40.6	4.8	33.6	4.3
Mortgage-backed:
First mortgage	8.5	1.0	5.7	0.7
Other	7.4	0.9	2.9	0.4
Home equity	0.6	0.1	—	—
Pooled corp. obligations & other	8.5	1.0	8.9	1.1
Asset-backed	5.5	0.7	2.6	0.3
Financial risk	2.6	0.3	2.9	0.4

Total Non-United States	73.7	8.8	56.6	7.2

Total Global Structured Finance	214.2	25.3	207.3	26.3

Total	$845.4	100.0%	$789.6	100.0%

MBIA Corp. has entered into certain guarantees of derivative contracts, included in the above tables, which do not qualify for the financial guarantee scope exception under SFAS 133. These contracts are discussed further in Note 5. The maximum amount of future payments that

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

MBIA Corp. may be required to make under these guarantees, should a full default occur, is $68.3 billion. This amount is net of cessions to reinsurers of $15.2 billion. MBIA Corp.’s guarantees of derivative contracts have a legal maximum range of maturity of 1 – 75 years. A small number of guaranteed credit derivative contracts have long maturities to satisfy regulatory requirements imposed on MBIA Corp.’s counterparties. However, the expected maturities of such contracts are much shorter due to amortizations and prepayments in the underlying collateral pools. In accordance with SFAS 133, the fair values of these guarantees at December 31, 2003 are recorded on the balance sheet as assets and liabilities, representing gross gains and losses, of $55.8 million and $49.6 million, respectively.

MBIA Corp. may hold recourse provisions with third parties in these transactions through both reinsurance and subrogation rights. MBIA Corp.’s reinsurance arrangements provide that should MBIA Corp. pay a claim under a guarantee of a derivative contract, then MBIA Corp. can collect amounts from any reinsurers that have reinsured the guarantee on either a proportional or non-proportional basis depending upon the underlying reinsurance agreement. MBIA Corp. may also have recourse through subrogation rights whereby if MBIA Corp. makes a claim payment, it is entitled to any rights of the insured counterparty, including the right to any assets held as collateral.

MBIA Corp. has also issued guarantees of certain obligations issued by its investment management affiliates that are included in the previous tables. These guarantees take the form of insurance policies issued by MBIA Corp. on behalf of the investment management affiliates. Should one of these affiliates default on their insured obligations, MBIA Corp. will be required to pay all scheduled principal and interest amounts outstanding. As of December 31, 2003, the maximum amount of future payments that MBIA Corp. could be required to make under these guarantees, should a full default occur, is $9.7 billion. These guarantees have a maximum range of maturity of 1- 42 years. These guarantees were entered into on an arm’s length basis and are fully collateralized by marketable securities. MBIA Corp. has both direct recourse provisions and subrogation rights in these transactions. If MBIA Corp. is required to make a payment under any of these affiliate guarantees, it would have the right to seek reimbursement from such affiliate and to liquidate any collateral to recover all or a portion of the amounts paid under the guarantee.

MBIA INSURANCE CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

14.	Reinsurance

MBIA Corp. reinsures exposure with other insurance companies under various treaty and facultative reinsurance contracts, both on a pro rata and non-proportional basis. In the event that any or all of the reinsurers were unable to meet their obligations, MBIA Corp. would be liable for such defaulted amounts.

Amounts deducted from gross insurance in force for reinsurance ceded by MBIA Corp. and its subsidiaries were $170.0 billion and $171.0 billion, at December 31, 2003 and 2002, respectively. The distribution of ceded insurance in force by geographic location is set forth in the following table:

	As of December 31
	2003		2002
In billions Geographic Location	Ceded Insurance In Force	% of Ceded Insurance In Force	Ceded Insurance In Force	% of Ceded Insurance In Force
California	$18.8	11.1%	$18.8	11.0%
New York	9.7	5.7	11.1	6.5
New Jersey	6.6	3.9	6.9	4.0
Texas	6.0	3.5	6.5	3.8
Florida	5.3	3.1	4.9	2.9
Massachusetts	5.0	3.0	5.2	3.0
Illinois	4.6	2.7	4.7	2.7
Puerto Rico	4.0	2.3	4.2	2.5
Colorado	3.9	2.3	4.0	2.3
Pennsylvania	3.4	2.0	3.4	2.0

Subtotal	67.3	39.6	69.7	40.7
Nationally diversified	30.1	17.7	34.6	20.2
Other states	30.6	18.0	30.9	18.1

Total United States	128.0	75.3	135.2	79.0
Internationally diversified	16.0	9.4	11.8	6.9
Country specific	26.0	15.3	24.0	14.1

Total Non-United States	42.0	24.7	35.8	21.0

Total	$170.0	100.0%	$171.0	100.0%

MBIA INSURANCE CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

The distribution of ceded insurance in force by type of bond is set forth in the following table:

	As of December 31
	2003		2002
In billions Type of Bond	Ceded Insurance In Force	% of Ceded Insurance In Force	Ceded Insurance In Force	% of Ceded Insurance In Force
Global Public Finance:
United States
General obligation	$24.8	14.6%	$23.7	13.9%
Transportation	18.4	10.8	18.5	10.9
Utilities	18.2	10.7	18.5	10.8
Health care	13.9	8.2	14.3	8.4
Special revenue	12.7	7.5	12.8	7.5
Investor-owned utilities	4.6	2.7	5.5	3.2
Higher education	3.3	1.9	3.3	1.9
Housing	2.7	1.6	2.8	1.6

Total United States	98.6	58.0	99.4	58.2

Non-United States
Transportation	7.0	4.2	5.6	3.3
Utilities	5.3	3.1	2.5	1.5
Sovereign	4.0	2.3	1.3	0.8
Investor-owned utilities	2.1	1.2	4.1	2.4
Sub-sovereign	1.0	0.6	0.9	0.5
Health care	0.2	0.2	0.6	0.3
Housing	0.1	—	0.1	—

Total Non-United States	19.7	11.6	15.1	8.8

Total Global Public Finance	118.3	69.6	114.5	67.0

Global Structured Finance:
United States
Asset-backed:
Auto	4.6	2.7	6.2	3.6
Credit cards	3.8	2.2	4.4	2.6
Other	0.7	0.4	0.8	0.5
Leasing	0.1	0.1	1.8	1.1
Mortgage-backed:
Home equity	4.0	2.4	6.6	3.8
Other	2.0	1.2	2.2	1.3
First mortgage	0.5	0.3	0.7	0.4
Pooled corp. obligations & other	7.6	4.5	6.7	3.9
CDO, CLO, and CBO	6.0	3.5	6.0	3.5
Financial risk	0.1	—	0.3	0.2

Total United States	29.4	17.3	35.7	20.9

Non-United States
CDO, CLO, and CBO	10.7	6.3	9.8	5.7
Pooled corp. obligations & other	3.6	2.1	5.2	3.1
Financial risk	2.4	1.4	2.5	1.4
Asset-backed	2.4	1.3	1.1	0.6
Mortgage-backed:
First mortgage	1.5	1.0	1.2	0.7
Other	1.7	1.0	1.0	0.6

Total Non- United States	22.3	13.1	20.8	12.1

Total Global Structured Finance	51.7	30.4	56.5	33.0

Total	$170.0	100.0%	$171.0	100.0%

As part of MBIA Corp’s portfolio shaping activity in 1998, MBIA Corp. entered into reinsurance agreements with highly rated reinsurers that obligate it to cede future premiums to the reinsurers through October 1, 2004.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Components of premiums written including reinsurance assumed from and ceded to other companies is set forth in the following table:

	Years ended December 31
In thousands	2003	2002	2001
Direct	$1,261,053	$932,204	$839,386
Assumed	18,975	19,727	25,840

Gross	1,280,028	951,931	865,226
Ceded	(239,432)	(198,526)	(235,362)

Net	$1,040,596	$753,405	$629,864

Ceding commissions received from reinsurers before deferrals were $67.9 million, $49.9 million and $55.2 million in 2003, 2002 and 2001, respectively.

15.	Employee Benefits

MBIA Corp. participates in MBIA Inc.’s pension plan, which covers substantially all employees. The pension plan is a non-contributory, defined contribution pension plan to which MBIA Corp. contributes 10% of each eligible employee’s annual compensation. Annual compensation consists of base salary, bonus and commissions, as applicable, for determining such contributions. Pension benefits vest over a five-year period with 60% vesting after three years and 20% in years four and five. Pension expense for the years ended December 31, 2003, 2002 and 2001, was $7.9 million, $7.5 million and $4.9 million, respectively.

MBIA Inc. also has a profit-sharing/401(k) plan in which MBIA Corp. participates. The plan is a voluntary contributory plan that allows eligible employees to defer compensation for federal income tax purposes under Section 401(k) of the Internal Revenue Code of 1986, as amended. Employees may contribute through payroll deductions up to 10% of eligible compensation. MBIA Corp. matches employee contributions up to the first 5% of total compensation with MBIA, Inc. common stock. MBIA Corp.’s contributions vest over five years with 60% vesting after three years and then 20% in years four and five. Generally, a participating employee is entitled to distributions from the plan upon termination of employment, retirement, death or disability. Participants who qualify for distribution may receive a single lump sum, transfer the assets to another qualified plan or individual retirement account, or receive a series of specified installment payments. MBIA Corp. contributions to the profit-sharing/401(k) plan aggregated $3.6 million, $2.2 million and

MBIA INSURANCE CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

$1.9 million for the years ended December 31, 2003, 2002 and 2001, respectively.

Amounts relating to the above plans that exceed limitations established by federal regulations are contributed to a non-qualified deferred compensation plan. The non-qualified contributions included in the pension plan were $3.4 million, $3.9 million and $3.0 million for the years ending December 31, 2003, 2002 and 2001, respectively. The non-qualified contributions for the profit-sharing 401(k) plan were $1.2 million, $0.9 million and $1.0 million for the years ending December 31, 2003, 2002 and 2001, respectively.

MBIA Corp. participates in the “MBIA Long-Term Incentive Program” (the incentive program). The incentive program includes a stock option component and a compensation component linked to the growth in book value per share, including certain adjustments, of MBIA Inc.’s stock (modified book value) over a three-year period following the grant date. Target levels for the incentive program awards are established as a percentage of total salary and bonus, based upon the recipient’s position. Awards under the incentive program typically are granted from the vice president level up to and including the Chairman and Chief Executive Officer. Actual amounts to be paid are adjusted upward or downward depending on the growth of modified book value versus a baseline target, with a minimum growth of 8% necessary to receive any payment and an 18% growth necessary to receive the maximum payment. Awards under the incentive program are divided equally between the two components, with 50% of the award to be given in stock options and 50% of the award to be paid in cash or shares of MBIA Inc. stock. Payments are made at the end of each three-year measurement period. During 2003, 2002 and 2001, $19.6 million, $16.8 million and $14.6 million, respectively, were recorded as an expense related to modified book value awards.

MBIA Corp. also participates in MBIA Inc.’s restricted stock program whereby key executive officers are granted restricted shares of MBIA Inc.’s common stock. These stock awards may only be sold three, four or five years from the date of grant, at which time the awards fully vest. Compensation expense related to the restricted stock was $5.5 million, $4.2 million and $3.3 million for the years ended December 31, 2003, 2002 and 2001, respectively.

MBIA Corp. also participates in MBIA Inc.’s Stock Option Plan. Effective January 1, 2002 MBIA Inc. adopted the expense recognition

MBIA INSURANCE CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

provisions of SFAS 123, “Accounting for Stock-Based Compensation.” Under the modified prospective method of adoption selected by MBIA Inc. under the provisions of SFAS 148 compensation cost recognized in 2002 is the same as that which would have been recognized had the recognition provisions of SFAS 123 been applied from its original effective date. Results for prior years have not been restated. Employee stock compensation for the years ended December 31, 2003, and 2002 totaled $22.3 million and $20.2 million, respectively. In accordance with SFAS 123 the Company valued all stock options granted in 2003 using an option-pricing model. The value is recognized as an expense over the period in which the options vest.

The following is a reconciliation of net income before stock option expense to the net income amounts reported in the financial statements:

	Years Ended December 31,
In thousands	2003	2002	2001
Net income
Net income before stock option	$814,825	$606,411	$593,261
After-tax stock option expense	(5,401)	(4,867)	—

As reported	$809,424	$601,544	$593,261

16.	Related Party Transactions

Related parties are defined as the following:

•	Affiliates of MBIA Corp.: An affiliate is a party that directly or indirectly controls, is controlled by or is under common control with MBIA Corp. Control is defined as having, either directly or indirectly, the power to direct the management and policies of MBIA Corp. through ownership, by contract or otherwise.

•	Entities for which investments are accounted for by the equity method by MBIA Corp.

•	Trusts for the benefit of employees, such as pension and profit-sharing trusts, that are managed by or under the trusteeship of management.

•	Principal owners of MBIA Corp. defined as owners of record or known beneficial owners of more than 10 percent of the voting interests of MBIA Corp.

•

Management of MBIA Corp. which includes persons who are responsible for achieving the objectives of MBIA Corp. and who have the authority to establish policies and make decisions by which those objectives are to be pursued. Management normally

MBIA INSURANCE CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

includes members of the board of directors, the chief executive officer, chief operating officer, vice president in charge of principal business functions and other persons who perform similar policymaking functions.

•	Members of the immediate families of principal owners of MBIA Corp. and its management. This includes family members whom a principal owner or a member of management might control or influence or by whom they may be controlled or influenced because of the family relationship.

•	Other parties with which MBIA Corp. may deal if one party controls or can significantly influence the management or policies of the other to an extent that one of the transacting parties might be prevented from fully pursuing its own separate interests.

•	Other parties that can significantly influence the management or policies of the transacting parties or that have an ownership interest in one of the transacting parties and can significantly influence the other to the extent that one or more of the transacting parties might be prevented from fully pursuing its own separate interests.

From time to time MBIA Corp. may enter into transactions with related parties, which MBIA Corp. deems immaterial or which occur in the normal course of business and which are transacted at “arms length.” Since 1989, MBIA Corp. has executed five surety bonds to guarantee the payment obligations of the members of the Association who had their Standard & Poor’s Corporation claims-paying rating downgraded from Triple-A on their previously issued Association policies. In the event that they do not meet their Association policy payment obligations, MBIA Corp. will pay the required amounts directly to the paying agent. The aggregate outstanding exposure on these surety bonds as of December 31, 2003 is $340 million.

MBIA Corp. had no loans outstanding with any executive officers or directors during 2003, with the exception of split-dollar life insurance policies. As MBIA Corp. believes such policies fall within the prohibitions on loans to executives imposed under the Sarbanes-Oxley Act, such policies were terminated in the fourth quarter of 2003.

MBIA INSURANCE CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Included in other assets at December 31, 2003 and December 31, 2002 were $6.1 million and $0.8 million of net receivables from MBIA Inc. and other subsidiaries.

MBIA Corp.’s investment portfolio is managed by MBIA Capital Management Corp. (CMC), a wholly owned subsidiary of MBIA Inc., which provides fixed-income investment management services for MBIA Inc. and its affiliates, as well as third-party institutional clients. CMC charges a fee to MBIA Corp. based on the performance of its investment portfolio.

MBIA Corp. insures outstanding investment agreement liabilities for MBIA Investment Management Corp. (IMC), a wholly owned subsidiary of MBIA Inc. that provides customized investment agreements for bond proceeds and other public funds, as well as for funds which are invested as part of asset-backed or structured product issuance.

MBIA Corp. entered into an agreement with MBIA Inc. and IMC whereby MBIA Corp. held securities subject to agreements to resell of $383.4 million and $492.3 million as of December 31, 2003 and 2002, respectively. MBIA Corp. also transferred securities subject to agreements to repurchase of $383.4 million and $492.3 million as of December 31, 2003 and 2002. These agreements have a term of less than one year. The interest expense relating to these agreements was $4.5 million and $7.6 million, respectively, for the years ended December 31, 2003 and 2002. The interest income relating to these agreements was $4.9 million and $7.8 million, respectively, for the years ended December 31, 2003 and 2002.

MBIA Corp. insures assets and/or liabilities of the Conduits, which are MBIA-administered SPVs and are consolidated in the financial statements of MBIA Inc. and Subsidiaries. Certain of MBIA’s consolidated subsidiaries have invested in Conduit debt obligations or have received compensation for services provided to the Conduits. As such, appropriate intercompany transactions have been eliminated from its balance sheet and income statement.

17.	Fair Value of Financial Instruments

The estimated fair value amounts of financial instruments shown in the following table have been determined by MBIA Corp. using available market information and appropriate valuation methodologies. However, in certain cases considerable judgment is necessarily required to interpret market data to develop estimates of fair value. Accordingly, the

MBIA INSURANCE CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

estimates presented herein are not necessarily indicative of the amount MBIA Corp. could realize in a current market exchange. The use of different market assumptions and/or estimation methodologies may have a material effect on the estimated fair value amounts.

Fixed-maturity securities—The fair value of fixed-maturity securities available-for-sale is based upon quoted market price, if available. If a quoted market price is not available, fair value is estimated using quoted market prices for similar securities.

Investments held-to-maturity—Investments held-to-maturity are comprised of fixed and floating rate fixed-maturity securities and short-term investments. The carrying values of the floating rate investments approximate their fair values. The fair value of the fixed rate investments is determined by calculating the net present value of estimated future cash flows assuming prepayments, defaults and discount rates that the Company believes market participants would use for similar assets. The short-term investments are carried at amortized cost, which approximates fair value.

Short-term investments—Short-term investments are carried at amortized cost, which approximates fair value.

Other investments—Other investments include MBIA Corp.’s interest in equity-oriented and equity-method investments. The fair value of these investments is based on quoted market prices, investee financial statements or cash flow modeling.

Cash and cash equivalents, receivable for investments sold, short-term debt and payable for investments purchased—The carrying amounts of these items are a reasonable estimate of their fair value.

Securities purchased under agreements to resell—The fair value is estimated based upon the quoted market prices of the transactions’ underlying collateral.

Prepaid reinsurance premiums—The fair value of MBIA Corp.’s prepaid reinsurance premiums is based on the estimated cost of entering into an

MBIA INSURANCE CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

assumption of the entire portfolio with third-party reinsurers under current market conditions.

Variable interest entity assets and liabilities—Variable interest entity assets consist of floating rate notes and related accrued interest. The carrying values of variable interest entity assets approximate their fair values due to the term of the applicable interest rates.

Deferred premium revenue—The fair value of MBIA Corp.’s deferred premium revenue is based on the estimated cost of entering into a cession of the entire portfolio with third-party reinsurers under current market conditions.

Loss and loss adjustment expense reserves—The carrying amount is composed of the present value of the expected cash flows for specifically identified claims combined with an estimate for unidentified claims. Therefore, the carrying amount is a reasonable estimate of the fair value of the reserve.

Securities sold under agreements to repurchase—The fair value is estimated based upon the quoted market prices of the transactions’ underlying collateral.

Installment premiums—The fair value is derived by calculating the present value of the estimated future cash flow streams. The discount rate is based on the actual yield of MBIA Corp.’s investment portfolio at the end of the preceding fiscal quarter. At March 31, June 30, September 30 and December 31, 2003 the discount rates were 5.6%, 5.3%, 5.1% and 4.7%, respectively, while 2002 was at 9.0%.

Medium-term note obligations—The carrying value approximates the fair value primarily due to their liquidity or variability in interest rates.

Derivatives—The fair value derived from market information and appropriate valuation methodologies reflects the estimated amounts that MBIA Corp. would receive or pay to terminate the transaction at the reporting date.

MBIA INSURANCE CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

	As of December 31, 2003		As of December 31, 2002
In thousands	Carrying Amount	Estimated Fair Value	Carrying Amount	Estimated Fair Value
Assets:
Fixed-maturity securities	$8,512,951	$8,512,951	$7,958,996	$7,958,996
Short-term investments	906,883	906,883	628,033	628,033
Investments held-to-maturity	1,505,906	1,505,906	—	—
Other investments	252,098	252,098	151,967	151,967
Cash and cash equivalents	57,322	57,322	17,538	17,538
Securities purchased under agreements to resell	383,398	383,398	492,280	492,280
Prepaid reinsurance premiums	535,728	504,375	521,641	435,818
Reinsurance recoverable on unpaid losses	61,085	61,085	43,828	43,828
Receivable for investments sold	2,099	2,099	39,464	39,464
Derivative assets	55,806	55,806	96,733	96,733
Variable interest entity assets	600,322	600,322	—	—
Liabilities:
Deferred premium revenue	3,079,851	2,863,174	2,755,046	2,339,661
Loss and loss adjustment expense reserves	559,510	559,510	573,275	573,275
Securities sold under agreements to repurchase	383,398	383,398	492,280	492,280
Medium-term note obligations	1,503,324	1,503,324	—	—
Short-term debt	57,337	57,337	—	—
Payable for investments purchased	—	—	56,971	56,971
Derivative liabilities	49,549	49,549	190,881	190,881
Variable interest entity liabilities	600,322	600,322	—	—
Off-balance sheet instruments:
Installment premiums	—	2,052,867	—	1,300,107

18.	Subsequent Event

On February 13, 2004, MBIA Corp. announced that Channel Reinsurance Ltd. (Channel Re), a new financial guarantee reinsurer based in Bermuda, was formed and funded. Channel Re was capitalized with total equity capital of approximately $366 million from four investors. Channel Re has received financial strength ratings of Aaa from Moody’s and AAA from S&P. MBIA Corp. has a 17.4% ownership interest in Channel Re. Channel Re will assume a $27 billion portfolio of in-force business from MBIA Corp., participate in MBIA Corp.’s reinsurance treaty and provide facultative reinsurance support. Following the assumption of the in-force business, Channel Re will have total claims-paying resources of approximately $700 million.